DONALD D. BELCHER
CHAIRMAN'S REMARKS
BANTA CORPORATION
ANALYST MEETINGS
NEW YORK
SEPTEMBER 20, 2000

Welcome. I'm Don Belcher. We are very pleased to have you join us this morning for what I believe will be a very comprehensive look at Banta Corporation.

Please note that during these presentations we will be making forward looking statements, thus the Safe Harbor comments included on this slide and in your handouts are applicable.

My focus today will be on our vision, our strategy, our excellent performance and prospects, and our current and future growth opportunities . . . And why, therefore, at our current market valuation, we are such a terrific bargain.

Most importantly, we've brought our senior operating leadership to tell you specifically why we are so bullish about our prospects for continued growth and profitability in both our print and supply-chain management sectors. You'll see why I'm so proud of our talent, and why these individuals represent the strongest leadership team in our industry.

You'll hear them talk about and demonstrate strong growth, strong profitability, competitive advantages, and customer-driven solutions. And, you'll hear them describe current catalysts to buy Banta stock now.

Gerry Henseler will highlight our financials and reflect on our past four quarters of consistent and predictable growth, coupled with strong performance in profitability, EBITDA, operating earnings, as well as record EPS.

And, we'll leave plenty of time at the conclusion for questions and answers.

I'm going to open my remarks by telling you - right up front - that I personally feel better about Banta in terms of our current and forward performance and our prospects than I have in the past four years. In fact, I believe our growth prospects have never been stronger.

Let's talk performance:

We've continued to build on our record 1999 year in earnings and EPS . . . for the past four quarters, operating earnings are up 15 percent . . . EBITDA is up 12 percent . . . and earnings per share are 21 percent higher. We've delivered five straight years of growth in EBITDA (chart) and have kept an extremely clean and healthy balance sheet while aggressively continuing to repurchase our own stock . . . to the total of $57 million in the last 12 months alone.

Last year we successfully implemented an aggressive restructuring process, exiting businesses that have been chronically underperforming or don't fit our strategic growth expectations, driving costs down and establishing a solid and strong foundation from which to grow . . . and grow we will:

o We have signed the two largest contracts in our history . . . for nearly $1 billion in sales over the next five years, and have expanded globally and aggressively with our blue-chip customer base.

o We have solid momentum moving through the first three quarters of this year and continuing through the fourth quarter, with aggressive and attainable growth expectations over the next two years. We are a recognized and highly respected leader in each of our key markets.

o We have made outstanding progress as a technology leader with the continuing development and launch of our Digital Content Management product . . . gaining both technological accolades and new blue-chip customers and prospects. Our e-commerce business has grown significantly at a 50 percent compound average growth rate over the past five years, and is positioned better than ever for continued growth with exciting new products and services . . . and, wonder of wonders, is profitable.

o The global expansion of our Supply Chain Management business is taking us profitably into Mexico, throughout Europe and into East Asia. We are completing the ramp up of the biggest contract in Banta's history, and gaining additional opportunities to serve other global technology leaders with new and expanded relationships.

And yet our stock is ridiculously cheap . . . and substantially undervalued on any rational financial measure, including EBITDA, free cash flow, EPS multiple, you name it. Our price to book value is slightly over 1, at 1.6. Our market cap to EBITDA is 3.0 . . . when recent print company transactions have been in the 5 to 6 range.

And our current P/E on this year's earnings is slightly over 9, despite growth rates that are over 50 percent higher.

And we are not alone in the belief that our stock is undervalued . . . in fact, analyst feedback completed at our last March review here in New York included these comments:

o    "I was not familiar with Banta . . . it is definitely undervalued . . ."

o "Banta is interesting because they have more operations than they had a year ago and the stock looks very cheap . . ."

o "Banta is changing things and if it increases the value of the firm that is positive . . . the risk in Banta is neutral, the reward could be high."

Our objective today is to leave you feeling the way we feel . . . that Banta is an exciting growth company with excellent performance, exceptional prospects, and an outstanding management team . . . and in today's market Banta is substantially undervalued.

We sometimes hear that we are difficult to understand and somewhat hard to model. We have corrected that.

We have dramatically simplified our focus and have segmented our financials to reflect that simplicity.

We are concentrating our focus on our 2 major business segments:

Printing and supply-chain management, serving the outsourcing needs of technology companies. We have reorganized the company (slide) around these two major business sectors.

In both of these sectors - printing and supply-chain management - we provide an outsourcing solution for our customers . . . becoming a "virtual factory", and an integral part of our customer's manufacturing requirements.

In the print sector, we are not just a printer . . . we have built our competitive advantage by constructing a series of value-added solutions which allow our publishing customers to focus on creating content . . . and outsourcing the rest of their manufacturing and distribution requirements to us.

In our Supply Chain Management sector we serve the full outsourcing needs of technology companies.

You will hear more detail about each of the sectors, however, in both sectors we are outperforming our competitors and exceeding market growth rates.

We will not be covering Banta Healthcare today. Although this business remains a valuable generator of cash and profits - thus supporting the expansion of our two major growth sectors - , it is not a major strategic thrust of ours going forward.

The two major growth sectors we are focusing on -printing and supply-chain management - have strong and positive underlying market trends. Let me give you a snapshot of each:

o Let's start with our print sector. This business group includes our printing, digital imaging and e-commerce services. We focus on specific niches that offer above-average profitability and growth potential.

We serve two primary customer segments - publishing and direct marketing . . . businesses which are solidly positioned in markets that will enjoy strong growth over the next two years and beyond.

We are a niche player.

For publishers we provide soft cover books, primarily educational and trade books - and special-interest magazines, which are short- to medium-run publications that cover hobbies, professions and other special interests.

For direct marketing customers, we produce catalogs - both business-to-business and consumer catalogs - and direct mail. Direct marketing is one of the industry's strongest growth markets.

Our unique business model, creating an outsourcing solution for our customers, gives us strong sustainable competitive advantages.

It begins with our customers' content and we add value along every step of the printing and distribution process. We offer creative services, including the design of print or electronic media. We then convert our customers' images, text and data into digital form to be stored and managed within our sophisticated Digital Content Management system.

We provide information output in several forms: Offset or digital print, CD-ROMs or over the Internet.

And finally, we provide a complete range of printing services, managing our customer's inventory, assembling and packaging their products, fulfilling their orders and distributing their products anywhere in the world.

Our growth strategy in our print and digital imaging sector involves both organic growth and acquisitions.

About two-thirds of our growth comes internally. We currently have two major plant expansions in the works, and are at various stages of four press installations that will support continued growth in our Book and Specialty Publications groups.

Acquisitions account for about one-third of our growth. We target new geographic presence, capacity additions and new product offerings or technologies.

Two recent examples are Southeastern Color Graphics . . . a "bolt-on" acquisition that expands our educational product offerings . . . and our purchase of a minority interest in XYAN.com, which dramatically enlarges our on-demand print technology capabilities.

In our print sector, Banta Integrated Media serves as our link to the Internet world. We provide the digital technologies, Internet services and software solutions that are helping shape the future of information distribution, with a complete set of e-business software applications and services.

Integrated Media is our "dot-com" business which positions us as a single source provider of information distribution solutions, not just print.

Integrated Media has all the good qualities of a dot-com . . . including a four-year compound annual sales growth rate of 70 percent! It is obviously a "hidden value" within Banta.

Our Integrated Media solutions play a key and integral role in Banta's business model or value chain as I earlier described it (chart).

Our "e-solutions" which we call "B" solutions include an expanding range of electronic offerings in digital content management, e-commerce Web site development, digital workflow systems, and on demand web-to-print software.

These technology offerings are the future of our industry . . . and the key to the continuity of our print leadership.

We officially released our Digital Content Management software product, which we call Bomedia, late last year.

It stores the digitized text, data and images that eventually become print pieces, Web pages or CD-ROMs. It instantly reformats and outputs digital information for any medium - print or electronic.

Our product has been critically acclaimed by technology reviewers, and we have established alliances with highly respected technology leaders who have either agreed to market our products as part of their product offering, or have integrated our software within their systems.

Early customers include a major educational publisher - Houghton Mifflin . . . a major classroom supplies cataloger - School Specialty . . . and two consumer catalogers - Fingerhut and Sportsmen's Guide.

We're also offering our content management software to smaller clients on a pay-per-usage basis. We have several catalog customers connected to our server via the Internet or wide area network . . . thus allowing us to further penetrate the market as an Application Service Provider, or ASP.

Our recent alliance with XYAN.com gives us a promising outlet for the ASP offering. XYAN.com will market, license and distribute the software using its nationwide web network, which was created to drive its on-demand print engines.

In our e-commerce area, our Internet software offerings are the most advanced in our industry . . . and our advanced Web site development and hosting capability gives us sustainable competitive advantages. We have more than 50 software engineers developing Internet products, designing Web sites and creating complex, fully functional electronic commerce systems.

                                      * * *

Overall, our print sector will be very strong this year and for the next few years . . . our business model creates opportunities to meet the growing needs of many customers. All combined . . . print, digital imaging, the Internet and e-commerce . . . we expect to deliver solid growth in revenue and profitability in this sector.

                                      * * *

I'd like now to turn to our second primary business segment . . . Supply Chain Management. We are very pleased with our progress and growth prospects for our Supply Chain Management, or Global Turnkey - so much so that we have organized it as a separate global business sector with a single leader - Pat Keohane - from whom you will hear in a moment - reporting directly to my office.

And we have segmented our financials to clearly demonstrate why we like this high-growth business . . . which delivers above-average returns on lower margins.

As all of you know, there is a substantial trend among many businesses, especially technology companies, to outsource many of their manufacturing and supply-chain management requirements to companies specializing in contract manufacturing and supply-chain management.

This business sector is commonly referred to as Electronic Manufacturing Services, or EMS, and it includes such well-known companies as Solectron, Jabil and Celestica.

These companies provide sophisticated original equipment design work and contract manufacturing services for electronic components and circuitry.

Although we are not direct competitors with these companies, nor do we intend to provide full contract management services . . . this is, in fact, the "space" to find industry comparables for our supply-chain management business sector.

And it is an attractive space, with P/E multiples typically in the 20 to 30 times range -- with some over 100! But even at the lower end they are substantially more attractive than the current 8 to 9 multiples for print companies. Thus we view this growth part of our business as substantially undervalued, and with significant upside opportunity.

To a large extent, this sector's growth and development is redefining who we are as a Corporation. Global Turnkey's high-growth technology customers represent a growth area that could surpass our print revenues over the next five years.

What we do in this space is provide outsourcing supply-chain management services, including component procurement, product assembly, testing, packaging and distribution services to technology companies - in the computer hardware, software and telecommunications arena - and, in fact, we do sub-assembly work for several of the EMS companies mentioned a moment ago.

Our technology customers realize that a supply-chain management company like Banta is better equipped with the software and project management skills to most efficiently manage an end-to-end manufacturing and distribution process.

According to current research, the supply-chain management market segment in which we participate should enjoy a compound annual growth rate of 20 - 25%
through 2003. . . . in fact a recent Bear Stearns article said even these figures grossly underestimate this sector's growth potential.

Our rapidly growing presence in supply-chain management gives us a unique business portfolio . . . our clients are the leaders in the technology industry
- Microsoft, Cisco Systems, Intel, Sun Microsystems, Dell, IBM, and Compaq Computer.

This is not a new competency for us . . . in fact, our ability to serve this blue-chip customer base grew out of decades of experience providing an outsourcing solution through our project management services to educational publishers and other print customers . . . designing the packaging, assembling classroom kits, maintaining inventories and distributing products to end-users.

In 1983 we began serving the software industry with kit assembly and distribution.

That led to our 1995 acquisition of five operations in Europe, bringing us into the hardware side of the business and giving us a global footprint.

We like this business . . . we have a blue-chip customer base, operating earnings have grown 20 percent per year, margins have increased three-fold over the past three years, our global footprint has significantly expanded, we have proven capabilities, and our targeted future revenue growth rate exceeds 30 percent per year . . . all supported by a strong underlying and growing business trend of outsourcing.

Pat will cover more of the details shortly, but the niche we occupy in supply-chain management - with our unique operational and systems capabilities - offers exceptional opportunities and multiple ways to grow with expanding technology markets.

                                      * * *

Let me conclude my opening remarks with a couple of comments on valuation.

One of the sell-side firms that has followed us for many years recently did an analysis comparing Banta's current market valuation to our peers in both the print industry and supply-chain management. I want to emphasize this was third party research, with no input from us, and does not necessarily represent the fair value of the company.

Their conclusion was that, even based on today's anemic market multiples for print properties, Banta's print segment, currently valued at a $500 million market cap, is substantially undervalued compared with our print industry peer group. Assigning peer group comparable multiples of revenues, EBITDA, and operating earnings, indicate that Banta's print business alone should be valued at $670 million.

And, within the Print sector, a fair valuation of our Integrated Media business
 . . . our "dot-com" division . . . should be closer to 2 to 3 times revenues. Thus, with our projected sales next year for this unit at about $20 million, the implied valuation should be significantly different than the current 9 times multiple for Banta as a whole.

The analyst's research also assigned a value to our Supply Chain Management sector. The study looked at six companies that are in a similar space.

The study's conclusion was that, based on our peer group's multiples of revenues, EBITDA and operating earnings, our Supply Chain Management sector's implied value is $200 million . . . nowhere is that reflected in Banta's current stock price.

Thus, a perspective on Banta's valuation, supported by at least one analyst's modeling would indicate that, at least in concept, an appropriate valuation of Banta's individual parts - Print and Supply Chain Management - should create a total market cap closer to $900 million than the $550 million that today's perception has created.

To summarize, we are convinced that our business mix differentiates us . . . and creates a catalyst to buy.

o Print is a cash engine with a niche focus on higher growth and higher margin sectors.

o Integrated Media gives us leadership in the technologies of the Internet and digital content management.

o And Supply Chain Management links us to a leadership role in the high growth technology sector.

We think this is a powerful and compelling case for investment in Banta's future.

                                      * * *

And to build that case, I'm both pleased and proud to turn the podium over to my operating colleagues . . . the individuals who manage our businesses and create value every day.

RONALD MUSIL
PRESIDENT-BANTA BOOK GROUP
BANTA CORPORATION
MEET MANAGEMENT CONFERENCE
NEW YORK CITY
SEPTEMBER 20, 2000


The Book Group is the founding company of Banta Corporation and is currently its largest Division in reference to both revenue and profitability. We will celebrate our 100th anniversary next year and all of us are proud of Banta's consistent accomplishments over the past century.

The Book Group is composed of 20 distinct manufacturing and distribution centers across the U.S. and Mexico. All are linked to serve our customers seamlessly with a value chain of services. In addition, but not mentioned above, is Xyan.com. Don mentioned the Corporation's strategic relationship with them, and the Book Group is an intense user of Xyan's digital print capability as the largest commercial digital print network in the Nation.

Today, Banta Book Group is the fourth largest book manufacturer in the U.S., with about $430M in annual revenue and some of the highest operating margins among our competitors. The future is bright for accelerating growth and profitability.

In fact next year, we expect to move up a notch and become the third largest in our industry because of strong organic growth, a sound acquisition strategy, and because of our creative value chain approach that surrounds our customers with new and vital component services. The backbone of all of this is finding new ways to serve our customers and building on the strong relationships we have with them.

In the next few minutes, I'll be giving you some specific reasons why we're so optimistic about the future of our business.

Our business serves three market segments: Education, General Trade Books, B-to-B Catalogs. The Book Group's competitive Advantage, however, is centered on the additional 14 value chain services that we provide to our customers. I will talk more about those in a minute, but together with our print capability they combine to give the Book Group 17 revenue streams as opposed to the usual 3 or 4.

As Don said, these are niche markets with above-average profitability and growth potential.

Now let's take a look at each of these segments individually.

In the education market, our niches are elementary, high school and higher education books and instructional materials. We produce softcover textbooks/workbooks, multi-media instructional kits and other component materials for the elementary and high school market, which is referred to as the "EL-HI" market. In addition, we also produce soft cover and related products for Higher Education and Business applications, but our primary niche is "EL-HI".

A key growth driver for us is our ability to provide value-added services, especially in the area of packaging and fulfillment and the production of supplemental education components.

Today's "EL-HI" market is approximately $500M and Banta Book Group has a 15% share of that market. On average, education materials represent about 30% of our revenues. When you add the revenue generated by value added services, education grows to a little under a half of our business. We like this position and here's why:

The outlook for the printing business in the Education market is excellent over the next several years. This is supported by the fact that student populations are on the rise in both EL-HI and Higher Ed., and major state text book adoptions will continue through this year and next.

EL-HI is a fast-growing market. Through 2002, it is expected to grow 8-12% annually, or more than double the average growth rate. This is because instructional materials are winning back lost ground, as teachers choose to supplement hard cover textbooks with more up-to-date materials. In addition, overall funding for education is, has, and will continue to increase.

In the same time-frame, we expect to increase our current share of the market from 15% to near 20%.

Our ability to produce supplemental education components was enhanced earlier this year when we acquired Southeastern Color Graphics. Southeastern, located in Johnson City, TN was the No. 3 producer of components for educational resource kits, while Banta Book Group was No. 1. We're now an even stronger No. 1 in this fast-growing, highly profitable niche.

Southeastern's products are primarily non-textbook materials for educational kits and include large "lap books", "little books" for elementary reading programs, overhead transparencies, posters and card sets to name a few.

The timing for this acquisition is perfect given the market cycle and yes it will be modestly accretive to earnings this year.

Let me illustrate our growth strategy in the education market using Houghton Mifflin, one of the nation's largest educational publishers, as an example. Houghton has been a significant customer of the Book Group for about 70 years. For decades, we have been their leading supplier of soft cover textbooks and workbooks. Today, however, we are their No. 1 supplier of a broader range of educational products and, incidentally, they are the Banta Book Group's largest customer. Here's why:

In recent years, we expanded our strategy of surrounding customers with value added services to Houghton Mifflin's business.

Today, in addition to their growing printing requirements, we perform a variety of services for Houghton: design, management of their school-direct e-commerce site that sells excess inventory . . . We are currently designing their digital content management capability, packaging and display design, project management of component materials, assembly, packaging, fulfillment, digital printing, and distribution of a significant portion of Houghton's product lines, some of which we do not produce at Banta.

As a result, our business with Houghton has doubled and we've moved to being their No. 1 supplier. Our going-forward strategy has been -- and we will continue -- to aggressively apply our full-service capabilities to other publishers as well.

As a result we currently have agreements in place with International Thomson, Harcourt, McGraw Hill, Pearson, and others.

Our second category of business is the general "trade book" market. We focus on special interest soft cover books and related products such as calendars. Nearly one-third of the Book Group's revenue comes from the printing and value added services that we provide to publishers of religious, professional, reference, adult trade, literature management and calendars.

In trade books, we have also carved out a niche with above-average profitability. We are not interested in "commodity" trade books such as the mass market paperback business, because they yield little opportunity for growth and profitability. Instead, we focus on categories that can take advantage of our value added services. Publishers choose Banta Book Group over our competitors because we can provide them with a "single source solution," which many of you may recognize as an overarching strategy of our Corporation.

These publishers spend about $1B annually on manufacturing, and while this overall market is growing modestly, we focus on the faster growth niches. One of these is the day-to-day calendar business.

The day-to-day calendar business has significantly grown over the years -- and in partnership with Workman Publishing, Banta was a driving force in the creation of the "Day-To-Day" Calendar market. Today, the names would be familiar to you ..... Dilbert, Farside, Harry Potter, to mention a few.

Another faster growing niche is represented by IDG Books Worldwide, publisher of the popular "For Dummies" series, Cliff Notes and the titles of their newest acquisition McMillan Reference, to name a few.

Early in 1999, we entered into a unique business partnership with IDG Books that will provide long-term growth and profit opportunities for both of us.

IDG signed a ten-year, $100 plus million dollar contract with Banta Book Group. As part of this contract we will provide printing, order fulfillment and distribution services for most of their high growth soft cover book titles and related products.

Because of this long term commitment, we were able to add a new 250,000 square fulfillment and distribution center connected to our Harrisonburg, Virginia printing plant. It is a state-of-the-art, computer controlled facility with Internet-accessed order processing and storage capacity for 16 million units.

We expect to expand this facility ahead of schedule, due to the rapid growth and the success of this value-added service alliance.

We were one of the first print suppliers to IDG when it started as a fledgling book company and today we are their largest single supplier of print and related services. Our success with them is based on cost-effective performance and reliability. This experienced, single-source capability gives us sustainable competitive advantages -- and it forms the cornerstone for winning new opportunities with other publishers intent on taking advantage of our complete manufacturing, fulfillment and distribution business model.

Our third market category is business-to-business catalogs and related literature management services. Currently, this market segment generates just over 20% of our revenue. B-to-B Catalogs are high-page-count, soft cover books that customers such as Frey Scientific and Thomas Lighting use to wholesale their products. The overall market size is currently in the range of $4.5 billion, and it is expected to grow about 4.7% per year for the foreseeable future.

However, because of our value-added services, we have expanded the market for Banta Book Group beyond the traditional "catalog only" segment to the entire B-to-B direct mail budget of our customers including print, digital content management, and e-commerce. This larger segment is growing faster and showing no signs of slowing.

Two specific ways we've broadened our market - and accelerated our growth rate in it - are through Literature Management for such customers as Sprint, Southwestern Bell, United Healthcare, Johnson Controls, SP Richards, Honeywell International., Square D., and Home Depot . . . And by enabling our customers to customize covers and targeted content in their catalogs through an efficient process of binding and imprinting, and Internet e-commerce solutions.

We are looking for growth in the 4% range this year, but see that accelerating to about 7% next year and over the next 3 years.

A great example of leveraging the entire Banta value chain is Banta's work with the nation's largest home improvement retailer, Home Depot. With over 1,000 stores in North America and a new store being added ever 48 hours, Home Depot needed a partner that could manage the many facets of the promotion of their "Pro" segment.

As a result, we won a major 5-year contract to produce and distribute 25 regional ProBook catalogs, which serves their fastest-growing market of professional contractors.

To serve Home Depot, we call upon our broad range of value-added electronic services. We begin the catalog production process with a download of all the raw SKU data that HD wants included in the catalog. We then communicate directly with HD manufacturing and merchandising teams to secure copy, images and other relevant information to be included in the catalog. These elements are placed in a repository of data from which pages are automatically built when it is time to go to press.

In addition, by using the packaging and fulfillment capability at Banta, a program is currently being developed to fulfill internet orders of ProBook catalogs.

Further demonstration of the Banta single source strategy is the production of 3M brand Post-it flags for the catalog, a quarterly special interest publication targeting the "Pro" market and even a Day-by-Day Home Improvement calendar sold at the retail locations.

Many other initiatives that leverage the Banta value chain continue to be explored at Home Depot, offering additional growth opportunities.

With this chart, you can see the revenue breakdown of our three Book Group segments. However, within each of these segments are a significant amount of value-added services, in addition to printing and binding -- graphic design assistance, digital content management, packaging services, product assembly, order fulfillment and distribution ... even invoicing on behalf of our customers.

Very importantly, the revenue from these services account for over 30% of our total Book Group sales -- and we see that expanding to nearly 40% in the years ahead.

In addition to generating multiple revenue streams, these value-added services give us distinct competitive advantages and a strong barrier to entry for our competition. We provide business solutions our traditional printing customers need in today's fast-paced marketplace. And our added services not only accelerate our revenue growth rates, they enable us to grow our share of existing and new markets. All this adds up to growth well beyond that of the traditional printer.

LARRY PANOZZO
PRESIDENT-BANTA PUBLICATIONS GROUP
BANTA CORPORATION
MEET MANAGEMENT CONFERENCE
NEW YORK CITY
SEPTEMBER 20, 2000


Thank you Don. Good Morning, my name is Larry Panozzo and I am the President of the Banta Publications Group. For the next 30 minutes or so, I will lead you on a tour of both Publications and our Direct Marketing Groups - two major operating units of Banta's Print Sector

To begin, the Banta Publications Group is simply the magazine arm of the Banta Corporation. The Publications Group is a market leader in the production of short-to-medium run publications.

The group currently consists of three state-of-the-art facilities located in the Midwest providing optimal national distribution coast-to-coast.

A single source provider servicing primarily trade and special-interest magazine publishers, we offer a total production solution-from conventional and digital prepress, to press and bindery, to efficient and cost effective mail sortation and distribution.

Our primary focus is on the one and two title publishers with run lengths ranging from 10,000 to 300,000. We produce both standard sized magazines, i.e. 8 1/2 x 11 and tabloids i.e. 10 x 14, mostly all four color.

The titles we produce are published either quarterly, bi-monthly, or monthly, with the majority of them under long term contract.

By far, B to B represents our largest segment. These publications are targeted to participants in specific business or trade functions. Readership is both controlled and paid circulation i.e. subscriptions. The primary source of their revenue is advertisement.

Two examples are American Printer servicing the printing industry and Wall Street E-Business, a magazine that some of you may have seen and are familiar with.

The second largest segment of our business are special interest magazines which are targeted to individuals who enjoy a specific interest. The primary sources of their revenue are subscriptions and advertising.

A few examples include:

-Ferrets Magazine - There are approximately 17,000 subscribers who receive this monthly publication.

-American Art Review appeals to those with a fascination for art and paintings with a paid circulation of 80,000.

These publications are published by a trade association and distributed to their membership and affiliated organizations. The primary source of their revenue for this segment is membership dues and some advertising.

We print the flagship publication of the largest quality organization in the country; American Society of Quality's Quality Progress. The magazine is a membership benefit. We also update and support ASQ's web site taking articles from print, digitizing them, and showcasing them on ASQ's web site. Just one example of Banta's ability and capability to disseminate information across any media under one roof.

The next example is Human Resources Magazine which is a membership magazine targeted primarily to HR executives who are members of the national association.

Our evangelical segment are magazines targeted to members of various evangelical communities.

Columbia is the official magazine of the Knights of Columbus while Voice of Victory is sent to the 12,000 members of the Classic Pentecostals.

Alumni & Fraternal - Magazines distributed by a college to their alumni, or by a fraternity to their membership.

The University of Tulsa magazine is sent free of charge to all graduates of the University.

The Bent is the official magazine of Tau Beta Pi, a professional fraternity of Engineers. The Banta Corporation began printing the Bent in 1911 and has produced it for the last 89 years. This magazine title, while the extreme, symbolizes the stability of our customer base.

We currently produce 800 publication titles.

o    Business to Business: 376 titles representing 47% of our customer base.
o    Special Interest: 192 titles representing 24% of our customer base.
o    Association: 112 titles representing 14% of our customer base.
o    Alumni and Fraternal: 72 titles representing over 9% of our customer base.
o    Evangelical: 48 titles representing 6% of our customer base.

Not only are B to B and special interest our two largest market segments, they are also the fastest growing segments of our business.

Looking across the past five years, the publications group has grown at an average annual growth rate of 10.6%. These numbers are profound given the wide fluctuations in paper costs which are included in revenues

Based on our plant loading schedules, we are safely on track to finish the year north of $195 million this year.

This slide shows the real growth over the same five-year period. As you can see, BPG has grown at an average growth rate of 13.1% while the market has grown at approximately 3.0% on average.

The difference obviously represents the market share gains we have made over this five-year period. Our objectives have been simple and well focused - drive profitable growth.

The size of the market, as we've defined it, is approximately $1.5 billion representing some 6,560 magazine titles. We maintain an extensive database which we use to direct our sales efforts. The market is extremely fragmented and not dominated by any one or two major printers.

The market can be characterized as a mature market with an annual growth projection of 3-5%.

The majority of this growth will be fueled by increases in ad spending along with new magazine start-ups. We feel this is a conservative estimate that could climb on the strength of continued dot.com advertising.

And again, BPG will end the year at approximately $195 million representing a 12% share of the market.

Our goal is to be #1 or a stronger #2 player moving up from the number 9 position just five years ago. We currently hold the #3 position in the market.

Focused operations: Our three facilities have been designed to optimize workflow efficiencies while our equipment training and people are specialized to support the needs of the short-run environment. Coupled with investments in technology and vendor alliances, Banta is a low cost producer enjoying above average margins.

Flexibility and responsiveness: We know the market and provide flexibility in scheduling and mailing. We adjust to our customers, not the vice-versa. In addition we have a full compliment of customer service representatives that assist customers through each phase of the production process. We employ a customer driven strategy to meet or exceed our customer's expectations.

We provide a total solution - from prepress, press, and bindery to web support and design. We are an extension of our customer's business and fully leverage our depth and breadth of capabilities. The strength of the Banta Corporation allows us to stay on the leading, not bleeding edge of technology.

We offer our customers the depth and breadth of the entire corporation resulting in increased revenues through cross-selling opportunities.

The continuity of our workforce and management team is our real competitive advantage. Our people are well trained and experienced. They understand the business and take pride in meeting or exceeding customers expectations. The management team is well respected within the industry and represent the best in their functional positions.

Our sales organization is the best in the business. They are graphic arts professionals that serve as consultants to our customers. The gains we have made over the past five years are a great testament to the quality and effectiveness of our sale organization.

Emphasis on profitable growth! Continued focus on that segment of the market that will yield above average margins.

Over the next three years we see a market that will grow between 3-5% per year. But our plan is to grow sales at a rate that mirrors the past five (5) years which was in the 10% range. We have an experienced sales force and a well-defined prospect list to drive sales at this level.

Within the next three years we expect to increase the number of titles produced from 800 to 1000 equating to a 15% share of the market.

Our growth will come primarily from increases in customer share (existing accounts) and new accounts (accounts we currently do not do business with). The growth is split half & half. Obviously, business retention is the key. Over three-quarters of the publications titles we produce are under contract.

Continuous improvement is a cornerstone of our operational principles. Through method changes and throughput improvements, we will continue to drive down costs and sustain our position as a low-cost provider.

We will continue to advance strategic alliances and push to leverage both group-wide and corporate-wide economies of scale to reduce costs while employing new and faster technology to drive down labor content.

We will continue to emphasize return on investment looking to increase investment turnover while improving profit margins. There will be an emphasis placed on reducing working capital and employing capital spending projects that yield above average returns and accelerated payback.

Bill Communications is a great example of building existing customer share. We began doing business together when Bill purchased an existing customer, Lakewood Communications, which was then producing three titles with BPG in 1998. Through a series of acquisitions and start-ups, Bill has grown their business with Banta to over 30 titles.

They are an aggressive acquirer and purchase many of the value-added services offered by BPG including

o    Inkjetting to better target their audience;
o    Polybagging of magazines/inserts to the same customer;
o    UV Coating to improve the appearance of their product.

Banta also provides comprehensive back-end distribution solutions for Bill that reduce their mailing costs.

The industry has benefited from dot.com advertising in the 1st half of 2000. Page counts grew by almost 10% in the most recent quarter ending with approximately 70% of the increase attributable to e-commerce advertising.

An increase in ad pages generally results in a corresponding increase in editorial content as publishers strive to maintain a certain ad to edit ration.

E-commerce has had a positive impact, rather than negative, on our business.

The Publications Group has realized enormous success thus far in 2000. Our sales folks have sold over $16 million dollars in incremental annualized publication work through August. This represents109 publication titles. 50 have come from existing accounts while 59 have come new accounts. Thus, through August alone, we've added 40 new accounts to our customer base.

While this work will have a favorable impact on the 2nd half, it will have full year effect in 2001and beyond.

Banta is a major player in the market and provides printing and related services to 4 out of the top 5 trade magazine publishers in the country.

We have launched several major growth initiatives this year including:

o The expansion of our Greenfield Ohio facility. The $15 million dollar expansion will add 90,000 square feet of additional space and more than triple the current sales capacity of this facility upon the completion of the project. A portion of this capacity is scheduled to come stream in mid-year 2001.

o Earlier this year we installed two new presses-one in our Long Prairie facility and the other in Kansas City. We also added bindery capacity in Long Prairie to provide the growth capacity needed to support sales and better serve our existing customers.

Page counts are robust! New economy ads have helped drive sales and earnings to record levels in the 1st half. The underlying dynamics of our market and business are terrific!

LARRY PANOZZO
PRESIDENT-BANTA PUBLICATIONS GROUP
DIRECT MARKETING GROUP PRESENTATION
BANTA CORPORATION
MEET MANAGEMENT CONFERENCE
NEW YORK CITY
SEPTEMBER 20, 2000

The tour will now shift to the Banta Direct Marketing Group. The Banta Direct Marketing Group is the direct mail and commercial printing arm of the Banta Corporation. Given the size and growth projections for direct mail, we are really excited about this business. It is the print industry's fastest growing print market.

With revenues expected to exceed $215 million this year, the Banta Direct Marketing Group is the 2nd largest direct mail printer in the U.S.

Focused primarily on Fortune 1000 clients, the Direct Marketing Group services customers out of its three manufacturing facilities located in Chicago, Minneapolis, and Danbury, CT.

The Group specializes in in-line, customized imaged solutions servicing a number of segments. The Group is well equipped to meet or exceed the needs of the market that has shifted from mass marketing to target marketing, of specific audiences, to one-to-one marketing.


This slide summarizes Banta's major product offerings:

o    Direct mail vehicles include:
     o    Self Mailers
     o    Closed-end mailers
     o    Envelopes

o    Advertising inserts include:
     o    Personalized direct mail inserts
     o    Magazine and newspaper inserts

o    Advertising and communication materials include:
     o    Product brochures
     o    Booklets
     o    Newsletters

o    Commercial products:
     o    Take one applications
     o    Reply cards
     o    Variety of customized formats

This slide graphically summarizes the various segments of our business.

o Financial, which is about 27% of our revenue primarily represents credit card solicitation direct mail. Major accounts include Capital One and Discover.

o Ad Agencies represent almost 20% of our revenues and include accounts such as Leo Burnett, Brann Advertising and Ogilvy & Mather.

o Retail, which is about 13% of our revenue is our 3rd largest segment representing clients such as Target, Best Buy, Macy's and Fingerhut.

o Packaged goods, about 11%, involve giants such as Procter and Gamble, Kimberly Clark and Unilever.

o The remainder of our mix of work includes such segments as publishers, membership organizations and commercial formats.

The total universe for printed direct mail pieces is approximately $29 billion spread over some 58,000 printers in the US.

Given our definition of the market, we estimate the market size we serve is approximately $6 billion. Of this market, no single printer holds a market share greater than 8%.

The market is expected to grow at a rate of 5-7% annually over the next three years, which mirrors the growth of the past five years. Increases in e-commerce direct mail efforts will likely add to the growth in direct mail.

Banta Direct Marketing is currently on track to finish out the year north of $215 million in revenues representing approximately 3.5% of the market.

The group currently consists of 3 state-of-the-art manufacturing operations specialized in the production of direct mail formats. While overlap of common capabilities exist, each facility specializes in products and services that provide different capabilities.

We are one of a handful of direct mail printers that have complete inline imaging and finishing capabilities providing customized, targeted solutions with one pass of the press.

Our equipment and capabilities are broad, offering customers a single-source solution for many different formats and run lengths.

Our creative staff works with art directors and designers to create effective products.

Schedule flexibility and turnaround is essential to success. Turning projects around with as little as 24 hours lead-time is critical. Having capacity in advance of volume enables Banta to maximize greater opportunities at premium prices.

Banta is a recognized leader in the industry... for quality, service, responsiveness, and creative development.

Capital One Financial has been a major success story for us. The business has grown steadily with Banta since becoming a customer in 1997. Since that time, we have doubled our business with them. Capital One utilizes Banta's inline imaging and finishing capabilities to support its credit card solicitation efforts, which are among the most successful in the industry.

They recently chose Banta to launch a major content management initiative and employ many of Banta's capabilities to design creative product/marketing solutions. Earlier this year, we were awarded primary vendor status and entered into a long-term agreement containing minimum volume commitments.

Banta's depth and breadth of capabilities has enabled Cap One to reduce its vendor base and leverage their purchases to maximize value.

Procter and Gamble is a major strategic account of Banta's. Procter and Gamble utilizes many of Banta's inline capabilities to produce an effective coupon campaign that combines Banta's imaging and inline finishing capabilities to promote its various products. We also provide complex product assembly through our vendor alliances in Mexico.

Procter and Gamble also utilizes Banta's automated product sampling capabilities to market and distribute product samples directly to the home. This is a major marketing program for P & G which we feel has enormous growth potential and value for both companies!

Product Sampling

o We are really excited about the applications of this technology to our packaged goods segment.

o Banta provides a high-speed solution that attaches a product sample to a printed carrier produced by Banta.

o Unilever and P & G have actively embraced the technology and are mailing product samples ranging from shampoo to fabric softener direct to consumers. We are also in the process of test marketing other product samples that have applications to Banta's other major segments ... i.e. CD ROM's.

Here are just a few of the product sample direct mail pieces we have produced for various Banta customers including Procter and Gamble and Lever Brothers.

Like magazines, the e-commerce impact on direct mail has been enormous. We're working with firms like AOL, Priceline.com and E*Trade to design various print formats to create awareness and drive traffic to their web sites.


Recent changes in FDA regulations now permit pharmaceutical companies to market directly to the consumer. Direct mail has increased as a result and we are working with several large pharmaceutical companies to design brochures and personalize mailers to enhance their marketing efforts.

Direct mail will benefit from continued restrictive legislation that limits the channels of tobacco advertising and promotion.

New anti-smoking campaigns and literature materials are increasingly being disseminated through direct mail channels to educate the public on tobacco use.

With the growing shift to one-to-one marketing, Banta is uniquely qualified to provide highly targeted and effective solutions utilizing its inline imaging and finishing capabilities. We apply inkjet technology to deliver targeted messages ranging from a simple address to multiple, complex personalization. Our in-house data services department works closely with customers to unleash the power of their databases to reach their targeted audience.

We have a creative design team that works with our customers in the design and layout of their pieces to capture the full potential of our equipment and capabilities in the production of effective, high-end, high-quality direct mail products.

PATRICK KEOHANE
PRESIDENT-BANTA GLOBAL TURNKEY GROUP
BANTA CORPORATION
MEET MANAGEMENT CONFERENCE
NEW YORK CITY
SEPTEMBER 20, 2000

Thank you for the opportunity to speak to you this morning.

Like my colleagues, I am extremely excited about our performance and more importantly about where we are positioned and where we are heading.

Our target sectors, whilst encapsulated under the broad heading of Technology industries, are separated into 4 main areas.

o    Software, typified by retail products such as MS Office or Lotus Notes;

o Hardware, working with manufacturers and desktop products such as Dell and Sun;

o    Electronics, capturing peripheral products - joysticks, webcams, etc. and;

o Communication and networking products - routers, DSL/ISDN products and cellular phones.

Our customer profile is anchored by people who are sectoral leaders and are defining the growth rates within their respective areas - such as Cisco, Dell and Sun.

We believe we are uniquely positioned not only to mirror their growth levels through organic means, but, in fact, to outstrip them as we gain further market share within this client base.

Supply Chain Management is the encompassing umbrella that defined our total service offering. I would like to illustrate some examples of how this physically manifests itself.

On the software side we turn our clients intellectual property into a physical deliverable, to the channels or directly to end-users. For Microsoft - we operate as a virtual factory. We take MS content, source all materials, build to demand, and direct ship into the channels on their behalf. Microsoft never sees the product. For similar clients we also take the order - through multiple mediums telephone, Internet etc, and collect the cash!

On the hardware side Dell is a good example of how we work with PC/desktop manufacturers. Dell's core competency is building customized computing products through direct channels.

Everything that facilitates the sale of that product is outsourced. As the customer customizes his PC, he also customizes his accessories. To us, this means laser printing a keyboard in the correct language, on demand, producing all third party bundled options they may order - MS Office, Anti-virus software, documentation, media, modems etc. These are then married with the PC unit themselves, on a single customized basis, within Dell's facility by Banta personnel.

I will talk separately in a moment on Compaq, which gives a different perspective on how we operate with hardware products and customers.

From a geographical perspective, we are now established in all 3 major GEO's and this global presence positions us to leverage individual geographical relationships and successes and to offer cohesive, globally integrated solutions to our customers.

I would now like to turn to the Compaq initiative, which as Don alluded to earlier represents the single biggest contract captured by this corporation, representing revenues of up to $800 million over a 5-year term.

This project involves the assembly, configuration and testing of `high-end' hard drives -- particularly for large server requirements. The value-added activities are consolidated on a regional geographic basis and integrated across all GEOs on a global basis.

We are servicing Compaq through our new 260,000-square-foot Houston facility in North America;

In Europe through our well established Irish and Dutch operations;

And in the Far East, a new Singapore facility.

This process and project is heavily automated/systemized and a large part of the value and benefits revolve around the global I.S. (Information Services) umbrella and the global web-based track-and-trace systems that were developed in-house by Banta.

The benefits to Compaq can be summarised in a nutshell:

Radical simplification of the Supply Chain.

o    Substantial annual savings in consolidation of activities

o    Reduction in time to market from 9 - 5 days

o    Capacity increase and upside flexibility to meet cyclical peaks

o    And a significant reduction in the overall supply chain inventory

Under the old model, Compaq interacted with 5 individual drive manufacturers, who performed the value-add activities for their own products.

Within the new model, we become the single point of contact for Compaq, interfacing with the OEM manufacturers. This requires significantly less management resource from Compaq. We also now provide standard global testing and quality processes and as stated earlier, the consolidation of the value-add activities significantly reduces overall costs and improves service predictability and responsiveness.

Strategically, we become the fulcrum and control point for the supply chain -- which is a powerful statement.

We are currently nearing the end of the implementation phase of this project on a global basis.

In North America, we are now 100% transitioned, in Europe 75% and in Asia 25%. Our year-to-date financials, which we will review in a moment, do not therefore yet reflect the full value of this project and is obviously one of the reasons we are so excited about our immediate growth prospects.

In closing on Compaq I would like to leave you with two additional thoughts:

1. The infrastructure investments now in place offers significant leverage to introduce other products, through Compaq and other customers. We have built a process.

2. Secondly, the potential growth for high-end storage products themselves, which is the current contract is best epitomized by the quote shown, attributable to Compaq's VP of eCommerce:

     "98% of the servers and storage products needed to support eCommerce expected by the year 2003 have not yet been sold."

Compaq, aside our growth potential is still exciting --

"Growth Expectations for Outsourcing Grossly Underestimated."

This is not our wording by the way: It is Bear Stearns' headline in releasing their annual Electronics Manufacturing and Supply-Chain survey recently.

In this survey Bear Stearns found that of the leaders in the technology hardware sector, 90% said they plan to increase their outsourcing to EMS and supply-chain companies over the next 12 months.

Their long-term goal is to outsource 72 percent of their cost of goods manufactured, which is almost five times higher than the current industry estimate of 15 percent.

And, virtually all start-up OEMs plan to outsource 100 percent of their manufacturing.

According to the Bear Stearns study, this implies an EMS industry compound annual growth rate of 35%, significantly higher than the current estimates of 20 to 25 percent.

Based on this study, the current contract manufacturing industry of $75 billion could grow to $350 billion.

That growth is exciting ... and we want our shareholders and prospective investors to share our excitement ... and recognize this important and growing part of our business.

We believe we can out-perform the type of growth potential indicated by Bear Stearns and here's why.

o Our customer profile contains the sectoral leaders who, as stated earlier, are setting the growth targets and trends -- Cisco, Dell and Sun. These companies will outpace the general market average.

o    We are particularly focussed on the hardware sector as a driver.

o Surprisingly this is evident even with a client such as Microsoft, who in the last few years has dedicated significant resources in driving this revenue stream. We manage 100% of their hardware requirements for EMEA.

o We are also targeting new sectors which we believe offer good revenue and margin potential.

Customer share is increasing and I will highlight two specifics.

Cisco: We have translated European success started in 1998 into North American market share in 1999. And we are currently expanding our Mexican capabilities to further service their growing requirements.

We are also actively engaged in discussions regarding Asian and Eastern European requirements.

Dell, whom we have supported in Europe since 1998 is another example. We began servicing their Austin, Texas, facility in July of this year. And have our sights on Penang, in the Far East, which is the last of their Global Manufacturing locations for 2001.

With these customers, plus Compaq and others, we feel we are only beginning!

Now, let's turn to the numbers!

We are positioned this year to increase our revenues by approximately 35% over 1999 levels.

Based on our first half results we have made an excellent start -- we are running 39% ahead of this period last year. Again this increase has been achieved while we are ramping with Compaq and other major initiatives.

Technology sectors are also cyclical and historically back-ended to Quarter 3/Quarter 4, which we believe augers well for the remainder of the year.

From a margin perspective we have, over the past four years, made great progress in improving our supply-chain management margins.

We have steadily improved from 1.5 percent in 1997 to above 5 percent this year -- and progressing.

These margins create excellent shareholder value given the lower capital requirements of this business. Generally, above 4% margins within the EMS space create good shareholder value.

Again, the results from the first six months of this year indicate excellent progression year over year, including Compaq start-up related expenses.

Our expectation on the Compaq initiative given the increased investment is to achieve a margin level above 7% at the operating line, which will more than support our margin goals moving forward.

Next year we are projecting revenues at the $400 - $425 million level which represents a 35% to 40% increase over this year.

Looking beyond 2001, our expectation is to surpass the 35% compound annual growth rate suggested in the Bear Stearns Study.

In summary, we believe Banta presents a tremendous investment opportunity --
NOW!

o We are confident of meeting our goal of compound annual growth from 1999 to 2001 of approximately 40%.

o Major customers, locations and projects will only fully reflect themselves in 2001 -- in some cases, as in Cisco and Dell, doubling this year's contribution.

o Finally, I would like to reference the Bear Sterns study again. As an output of their study they had 5 buy recommendations within the outsourcing space. On average, those companies recorded 35% growth in their most recent fiscal years and operating margins of 4%. We are outstripping this pace on both counts and believe we represent a much more compelling argument.

Thank you.

GERALD A. HENSELER
EXECUTIVE VICE PRESIDENT AND CFO
BANTA CORPORATION
MEET MANAGEMENT CONFERENCE
NEW YORK CITY
SEPTEMBER 20, 2000


1999 was an excellent year for us.

o    Record net earnings and earnings per share.

o    EBITDA reached a record $171 million, the fifth straight year of increase.

o    Gross margins increased -- 19.9 percent to 20.8 percent

o    Operating margins increased -- 7.3 percent to 8.1 percent

o    Return on average shareholders' investment increased 150 basis points --
     14.3 percent from 12.8 percent.

o Also during 1999, we recorded a $55 million pre-tax restructuring charge in the second quarter. We eliminated underperforming assets, including three facility closings. In addition to work force reductions from the facility shut-downs, we reduced our headcount by an additional 5 percent.

New segment reporting in Note 12 of annual report -- aligned by business focus.

o    Added columns for operating margins, EBITDA and Economic Profit.

o Defines us as being in three businesses: Printing, Supply-Chain Management (or Turnkey Services), and Healthcare Products. Our focus today is on our Printing and Supply-Chain Management segments.

1999 sales:

o    Printing revenue was $960 million, 75 percent of total sales;

o    Supply-chain management reported $213 million of sales, or 17 percent; and

o    Healthcare reached $105 million or 8 percent of our total.

Our current momentum is extremely positive. Over the past 4 quarters -- the second half of 1999 and the first half of 2000 -- our EBITDA was up nearly 12 percent compared with the previous 4 quarters.

Operating earnings were 15 percent higher . . .

Earnings per share were up 21 percent.

And, over that period, our return on average shareholders' investment improved an additional 140 basis points to 15.7 percent.

A solid performance over the past 12 months reflects our successful focus on higher growth markets with above-average profitability.


Looking at the first six months of 2000 . . . We have had an excellent start to the year.

Sales for the first six months were $675 million, compared to $608 million for last year's first half . . . an increase of 11%.

Operating earnings were 9% higher at $45.8 million, versus $42.0 million last year . . . despite additional start-up expenses for Compaq.

Additional start-up expenses will continue to be incurred in the third quarter as we complete the ramp up for Compaq in Cork, Ireland, and to a much lesser degree in the third and fourth quarter for Singapore.

However, Houston has been contributing since the start of the second quarter, according to plan.

Earnings per share were 89 cents, compared with 78 cents last year, a 14% increase . . . positively affected by our performance and active share buy-back strategy.


Our segment operating earnings for the first six months of this year showed solid gains over the same period in 1999:

o Printing increased to $45.4 million, with margins at 9.1% versus 9.0% in 1999. The margin increase should be more pronounced during the second six months of the year.

o Supply-chain management increased to $4.7 million, with a strong gain in margins, 3.7% versus 0.5% last year.

o    Healthcare operating earnings were lower at $4.6 million.


ANNUAL FINANCIAL GOALS

Capitalizing on the momentum of the current period, we expect to produce sustainable, long-term financial results. Our goals are to grow:

o        Sales 11 to 13%.

o        Earnings to compound 11% to 12%.

o        Earnings per share 12% to 14%.

1999 sales/estimated 2000 sales.

The 2000 pie is bigger, assuming sales increase in the mid-teens.

In 2000 -- supply-chain management slice should approximate 20% of sales or about $290 million. This growth -- up 35 percent -- is due in large part to Compaq, which should be in full production by the end of the fourth quarter of 2000.

Printing/digital imaging will be 73% of sales, dropping two percentage points, but also with increased sales.

Healthcare remains fairly stable at slightly under 8% of total.

Let's look at some balance sheet and cash flow items.

CAPITAL EXPENDITURES

Capital expenditures for 2000 will approach $115 million to $120 million, after averaging only $65 million over the past three years. The increased spending targets specific needs for new capacity to meet forecasted growth in our book and publications sectors, and expansion of our supply-chain management business.

Technology and infrastructure investments continue to represent a larger percentage of our total spending, and these investments help drive our margin improvements.


The capital expenditure split mirrors our sales volume, with 70 to 75 percent of spending going to our print segment and 25 to 30 percent to supply-chain management.

Our future capital expenditures should be in the high-80-million-dollar to low-90-million-dollar range.

CASH FLOW FROM OPERATIONS

Our strong cash flow from operations over the past three years has been used to repurchase our shares and for acquisitions. Over that period, we invested $200 million for capital additions, $140 million in share repurchases and $90 million for acquisitions.

Cash flow over the past 12 months has been about $30 million lower than our average due to a spike in working capital requirements.

The ramp up of our Compaq operations required an increase in working capital. And our print segment raw material inventories increased by 4 days, while we had a large work-in-process balance at the end of June, which should benefit the second six months of this year as we complete projects.

The outlook for gross operating cash flow over the next few years should range from $130 to $140 million, which will be allocated to acquisitions, capital expenditures and share repurchases.

SHARE REPURCHASES

We have had a strong commitment to our share repurchase program. Over the past four years we have repurchased 7.3 million shares, or 23 percent of our shares outstanding.

Last year we repurchased 2.6 million shares, investing $58 million. So far this year we have repurchased more than 1.2 million shares at a cost of $24 million.


The balance remaining in our Board authorization is about $80 million . . . so we have ample authority to support this shareholder-value program.

DIVIDENDS

Dividends are an important element of our program to build shareholder value. We have a dividend payout in the range of 25 to 30 percent of our pre-tax earnings from continuing operations.

This year we again increased the dividend . . . by 7 percent, making 2000 the 23rd consecutive year of increased shareholder dividends. Our future payments will probably be in the lower end of our historic range as shareholder requirements and characteristics change. However, we continue to believe that for a significant number of our shareholders, dividends remain an important part of our total return package.

ACQUISITIONS

Acquisitions have been a very important element of our growth. As an historic average, about one-third of our growth has come from acquisitions . . . and they continue to be a critically important element of our growth strategy.

Our program has not been as active over the past few years because the purchase multiples have made it difficult to create incremental total corporate value. We emphasize strategic fit and are not interested in acquisitions to be an industry consolidator. Southeastern Color Graphics is a perfect example of our targeting a niche market. . .that being the non-textbook educational segment.

We are actively pursuing acquisitions and believe the purchase multiples are coming down, giving us a better cost/benefit alignment compared to the past few years.


In summary, we have significant momentum both financially and operationally. Our balance sheet is strong and we have the financial discipline and systems in place to help us continue improving our performance and increasing our margins.

I'll now turn the program back over to Don for some closing remarks.


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Donald D. Belcher - Part 2

I'd like to conclude our session this morning by re-emphasizing the strong growth potential - both short and long term - of the two business sectors we've identified for future growth: print and supply-chain management. Our growth targets for the next 3 - 5 years are appropriately aggressive . . . and achievable.

We believe we have a compelling investment case based on our growth opportunities, our competitive differentiation, our strategic business focus, our options for creating shareholder value, the strength of our management team
 . . . and our obvious and significant current undervaluation.

To summarize our strategy, it is very focused and very simple:

o Drive growth in our key print niches - by expanding value-added services, including Integrated Media, and adding acquisitions, where appropriate, in our high-growth, high-profit Book , Specialty Publications and Direct Marketing niches.

o Leverage our growth in the supply-chain management business on a global basis - by expanding our global footprint with current customers, adding new value-added services, and strengthening geographic and customer leadership opportunities through selective acquisitions.

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Perhaps most compelling, we have several immediate growth catalysts:

o    Print market strength - books, publications, direct marketing.

o    Exceptionally strong two-year print educational cycle.

o Integrated Media opportunities to leverage technologies with new alliances and a sophisticated content management product that has several high-profile customers and prospects. We are actively exploring a number of ways to maximize shareholder value with this "dot-com" business.

o Our growing print distribution partnership with IDG Books should produce incremental revenue gains of $6 - 7 million.

o The Compaq contract is giving us critical mass in our Supply Chain Management business and is moving into full production this quarter.

o Our new IBM / Lotus contract will provide important new revenue and expansion opportunities . . . as will our substantial growth opportunities with Cisco and Dell.

o    And of course . . . our stock offers significant upside potential.

We would be very happy now to open the floor to questions.